Exhibit (a)(35)

Offer to Purchase for Cash
Any and All of the Outstanding Shares of Common Stock
and
Any and All of the Outstanding American Depositary Shares
(evidenced by American Depositary Receipts)
of
Compañía de Telecomunicaciones de Chile S.A.
at
1,100 Chilean Pesos Net Per Series A Share of Common Stock
990 Chilean Pesos Net Per Series B Share of Common Stock and
4,400 Chilean Pesos Net Per American Depositary Share
(each representing 4 Series A Shares of Common Stock)
by
Inversiones Telefónica Internacional Holding Limitada
a limited liability company (sociedad de responsabilidad limitada) owned by
Telefónica, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 31, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

October 27, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees of Clients for whose accounts you hold ADSs (as defined below):

Enclosed for your consideration and for forwarding to your clients are the Supplement dated October 27, 2008 (the “Supplement”) to the Offer to Purchase dated September 17, 2008 (as amended and supplemented from time to time, the “Offer to Purchase”), the revised ADS Letter of Transmittal and the revised ADS Notice of Guaranteed Delivery (which together with any amendments thereto constitute the “U.S. Offer”) and a printed form of letter which may be sent to your client relating to the offer by Inversiones Telefónica Internacional Holding Limitada (“Purchaser”), a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile and an indirect wholly owned subsidiary of Telefónica, S.A. (“Telefónica”), a publicly held stock corporation organized and existing under the laws of the Kingdom of Spain, to purchase (1) any and all of the outstanding shares of series A and series B common stock (the “Shares”) of Compañía de Telecomunicaciones de Chile S.A. (the “Company”), a publicly traded stock corporation organized under the laws of the Republic of Chile, other than Shares currently owned directly or indirectly by Telefónica, from holders of Shares resident in the United States (the “U.S. Holders”), for 1,100 Chilean pesos per series A share and 990 Chilean pesos per series B share and (2) any and all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing 4 series A Shares, for 4,400 Chilean pesos per ADS, in each case payable in United States dollars as provided below, net to the seller in cash and without interest thereon and subject to any required withholding of taxes, upon the terms and subject to the conditions of the U.S. Offer. The purchase price for Shares and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof being determined by reference to the daily average dollar-to-peso exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile (the “Observed Exchange Rate”) on the Expiration Date (as defined below). Please furnish copies of the enclosed materials to those of your clients for whose account you hold ADSs in your name or in the name of your nominee. All terms not otherwise defined herein have the meanings set forth in the Offer to Purchase and the Supplement.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Supplement to the Offer to Purchase, dated October 27, 2008;

2. A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3. The revised ADS Letter of Transmittal to be used by holders of ADSs in accepting the U.S. Offer;

4. The revised ADS Notice of Guaranteed Delivery to be used to accept the U.S. Offer if ADRs evidencing ADSs and all other required documents are not immediately available or cannot be delivered to the U.S. Depositary by the Expiration Date or if, in the case of book-entry delivery of ADSs, the procedures for book-entry transfer set forth in “The U.S. Offer — Section 4 — Procedure for Accepting the U.S. Offer — Holders of ADSs” in the Offer to Purchase cannot be completed by the Expiration Date.

Shares cannot be tendered by means of the enclosed revised ADS Letter of Transmittal (which is exclusively for use in respect of ADRs). If you hold Shares, you should contact the Information Agent at (800) 859-8511.

We urge you to contact your clients as promptly as possible.

Please note the following:

1. The U.S. Offer is open to all holders of ADSs and to all holders of Shares resident in the United States. See “The U.S. Offer — Section — Terms of the Offer” in the Offer to Purchase.

2. The tender price is the United States dollar equivalent of 4,400 Chilean pesos per ADS, net to the seller in cash and without any interest thereon, and subject to applicable fees, taxes, expenses and charges, as set forth in the Offer to Purchase. Consideration for ADSs validly tendered and not withdrawn will be paid in United States dollars, with the dollar amount thereof being determined based upon the Observed Exchange Rate published on the Expiration Date.

3. Tendering holders of ADSs registered in their own name and who tender directly to the U.S. Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the revised ADS Letter of Transmittal, transfer taxes on the purchase of ADSs by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 11 of the revised ADS Letter of Transmittal.

4. The U.S. Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on October 31, 2008, unless the U.S. Offer is extended (the “Expiration Date”).

5. Notwithstanding any other provision of the U.S. Offer, payment for ADSs accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Depositary of ADRs evidencing such tendered ADSs or book-entry transfer of such ADSs, together with a properly completed and duly executed revised ADS Letter of Transmittal or an Agent’s Message (as defined in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” in the Offer to Purchase) confirming transfer of such tendered ADSs into the U.S. Depositary’s account at the Book-Entry Transfer Facility (as defined in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” in the Offer to Purchase), and all other required documents.

If holders of ADSs wish to tender, but it is impracticable for them to forward their ADRs or other required documents or complete the procedures for book-entry transfer of ADSs prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the U.S. Offer (other than the U.S. Depositary as described in the Offer to Purchase). Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any offering material to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of ADSs to it, except as otherwise provided in Instruction 6 of the revised ADS Letter of Transmittal.

Any inquiries you may have with respect to the U.S. Offer should be addressed to the Information Agent in the U.S. Offer at the address and telephone numbers set forth on the back page of the Offer to Purchase.

Requests for copies of the enclosed materials should be directed to the U.S. Depositary.

Very truly yours,

Inversiones Telefónica Internacional Holding Limitada

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE COMPANY, THE U.S. DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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